Exhibit

Calculation of Filing Fee Table

Schedule TO

(Form Type)

KKR Real Estate Select Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to be Paid	$67,689,657.99 (a)	0.01476%	$9,990.99 (b)
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$67,689,657.99
Total Fees Due for Filing			$9,990.99
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$9,990.99

(a)

Calculated as the aggregate maximum purchase price for shares of common stock, based upon the net asset value per share as of December 1, 2023, of $27.63. This amount is based upon the offer to purchase up to 2,449,861 shares of common stock, par value $0.01 per share, of KKR Real Estate Select Trust Inc.

(b)

Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.